Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Increase in First Quarter 2025 Earnings
Over Prior Year

First Quarter 2025 Highlights

◾
Net income of $23.0 million, or basic earnings per share of $32.88 and diluted earnings per share of $32.86; diluted earnings per share up 9.9% compared to the fourth quarter of 2024 and up 7.6% compared to the first quarter of 2024;

◾	Basic earnings per share of $123.34 over the trailing twelve months versus $116.37 over the same trailing period a year ago and $105.65 for the same period two years ago;

◾	Tangible book value per share increased 13.49% to $843.33 compared to $743.08 as of March 31, 2024;

◾	Achieved return on average assets of 1.70% and return on average equity of 15.65%;

◾	Net interest income of $53.1 million up $0.95 million compared to in the fourth quarter of 2024; net interest margin (tax equivalent basis) of 4.20%, up from 4.09% in the fourth quarter of 2024;

◾
Strong liquidity position continues with $607.3 million in cash, $1.3 billion in investment securities of which $495.4 million are available-for-sale and a borrowing capacity of $2.1 billion as of March 31, 2025;

◾
Continue to grow our solid capital position with a total risk-based capital ratio of 15.23%, common equity tier 1 ratio of 13.75%, tier 1 leverage ratio of 11.32% and a tangible common equity ratio of 10.40%;

◾	Credit quality remains strong with a total allowance for credit losses of 2.17%; net charge-offs for the quarter of $160,000 and non-accrual loans or leases at quarter-end of $193,000.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported net income of $23.0 million, or $32.86 per diluted common share for the first quarter of 2025 compared with $22.7 million, or $30.56 per diluted common share, for the first quarter of 2024 and $21.8 million, or $29.89 per diluted common share for the fourth quarter of 2024. Annualized return on average assets was 1.70% and return on average equity was 15.65% for the first quarter of 2025 compared with 1.71% and 16.33% for the first quarter of 2024 and 1.62% and 15.30% for the fourth quarter of 2024. The expense efficiency ratio for first quarter was 43.86% down from 44.94% for the first quarter of 2024 and 46.57% for the fourth quarter of 2024.

Net income over the trailing twelve months was $88.7 million compared with $87.5 million for the same trailing period a year earlier. Diluted earnings per share over the trailing twelve months totaled $123.32, up 5.97% compared with $116.37 for the same trailing period a year ago and $105.65 for the same period two years ago. Basic earnings per share over the trailing twelve months totaled $123.34, up 5.99% compared with $116.37 for the same trailing period a year ago and $105.65 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the first quarter of 2025 highlighted by net income of $23.0 million and a return on average assets of 1.70% and return on average equity of 15.65%. After seven consecutive years of record-setting annual earnings, we begin 2025 with another high-performing first quarter. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter end with $607.3 million in cash, $1.3 billion in investment securities of which $495.4 million are available-for-sale and access to $2.1 billion in borrowing capacity. Capital levels continue to strengthen and are significantly above the regulatory thresholds for “well-capitalized” banks. Core deposits increased $28.8 million in the first quarter from December 31, 2024 as we continued our focus on growing deposits with both our longstanding established client relationships while developing new client relationships. Gross loans and leases were $3.6 billion at the end of the first quarter, down 2.56% from December 31, 2024 due in part to some seasonality in agricultural lending and due to our continued conservative approach in underwriting given the inverted yield curve which continues to not price in duration risk for loans and leases beyond three years. Credit quality remains solid and we continue to work closely with our borrowers as they work through the current economic cycle, particularly in a few agricultural products adversely impacted by negative conditions in the export market. However, the recent tariffs coupled with the weakened US dollar may improve export market opportunities for these products and may provide financial relief to affected customers. Our Company remains in excellent financial condition and is well positioned to navigate the challenges ahead as we have for the past 109 years.”

Earnings

Net interest income for the quarter ended March 31, 2025 was $53.1 million compared with $51.7 million in the same quarter in 2024 and $52.2 million in the fourth quarter of 2024. The Company’s net interest margin increased to 4.20% in the first quarter of 2025 compared with 4.09% in the fourth quarter of 2024 as the combination of a decrease in deposit costs and pricing discipline on loans and leases, which has helped maintain loan and lease yields, has collectively resulted in an increase in the net interest margin. Tangible book value per share increased to $843.33 at March 31, 2025, up 13.49% compared with $743.08 a year ago.

Balance Sheet

Total assets at quarter-end were $5.7 billion up from $5.4 billion as of December 31, 2024. Total cash and cash equivalents were $607.3 million, an increase of $394.7 million from December 31, 2024. Total loans and leases outstanding were $3.6 billion, a decrease of $94.7 million or 2.57% from December 31, 2024 and a decrease of $110.9 million or 2.99% from March 31, 2024. As of March 31, 2025 our total investment securities portfolio was $1.3 billion, an increase of $21.3 million from December 31, 2024 and an increase of $208.4 million from March 31, 2024. The portfolio is comprised of $495.4 million in available-for-sale securities and $759.8 million in held-to-maturity securities. Total deposits increased $278.8 million, or 5.93% to $5.0 billion at March 31, 2025 compared to December 31, 2024 due primarily to brokered deposits of $250.0 million. Excluding brokered deposits, total deposits increased by $28.8 million or 0.61% compared to December 31, 2024 due to an increase in savings and money market accounts.  Our loan to deposit ratio was 72.23% as of March 31, 2025 down from 78.53% as of December 31, 2024 due to an increase in total deposits and a modest decrease in total loans and leases.

Credit Quality

The Company’s credit quality remained solid with only $193,000 in non-accrual loans and leases as of March 31, 2025 and a negligible delinquency ratio of 0.01% of total loans and leases. Net charge-offs were $160,000 in the first quarter of 2025 compared to $533,000 in the fourth quarter of 2024. Net charge-offs over the trailing twelve months were $895,000 or 0.02% of average total loans and leases. The total allowance for credit losses on loans and leases and unfunded commitments was $78.1 million as of March 31, 2025 compared to $78.0 million as of December 31, 2024. The allowance for credit losses on loans and leases increased by $0.1 million to $75.4 million, or 2.10% as of March 31, 2025 compared with $75.3 million or 2.04% as of December 31, 2024. A provision of $300,000 was recorded during the first quarter of 2025 compared to no provision during the first and fourth quarters of 2024.

Capital

The Company’s and Bank’s regulatory capital ratios continued to strengthen during the first quarter of 2025.  At March 31, 2025, the Company’s preliminary total risk-based capital ratio was 15.23%, the common equity tier 1 capital ratio was 13.75% and the tier 1 leverage capital ratio was 11.32% an increase from 14.52%, 13.04% and 10.95% as of December 31, 2024, respectively. At March 31, 2025, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. At March 31, 2025, the tangible common equity ratio was 10.40%, up from 9.68% as of March 31, 2024.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.7 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 51 publicly traded companies referred to as “Dividend Kings,” and is ranked 14th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In August 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. Last year the Bank was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank is the 16th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 109 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, general economic conditions, inflation, recessions, tariffs, economic uncertainty in the United States, and  changes in interest rates. Forward-looking statements in this earnings release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets; and other relevant risks  detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Earnings and Profitability:
Interest income	$67,138	$66,870	$66,641
Interest expense	13,997	14,681	14,928
Net interest income	53,141	52,189	51,713
Provision for credit losses	300	-	-
Noninterest income	5,021	4,578	5,075
Noninterest expense	25,509	26,434	25,521
Income before taxes	32,353	30,333	31,267
Income tax expense	9,344	8,487	8,544
Net income	$23,009	$21,846	$22,723

Basic earnings per share	$32.88	$29.89	$30.56
Diluted earnings per share	$32.86	$29.89	$30.56
Return on average assets	1.70%	1.62%	1.71%
Return on average equity	15.65%	15.30%	16.33%

Loan yield	6.07%	6.08%	6.09%
Cost of average total deposits	1.17%	1.23%	1.27%
Net interest margin - tax equivalent	4.20%	4.09%	4.14%
Effective tax rate	28.88%	27.98%	27.33%
Efficiency ratio	43.86%	46.57%	44.94%
Book value per share	$861.55	$818.91	$760.96
Tangible book value per share	$843.33	$800.52	$743.08

Balance Sheet:
Total assets	$5,680,024	$5,370,196	$5,714,573
Cash and cash equivalents	607,254	212,563	738,397
of which held at Fed	515,758	141,505	672,601
Total investment securities	1,255,204	1,233,857	1,046,827
of which available-for-sale	495,433	464,414	239,856
of which held-to-maturity	759,771	769,443	806,971
Gross loans and leases	3,595,511	3,690,221	3,706,437
Allowance for credit losses - loans and leases	75,423	75,283	75,018
Total deposits	4,977,968	4,699,139	4,959,589
Borrowings	-	-	100,000
Subordinated debentures	10,310	10,310	10,310
Total shareholders' equity	$602,306	$573,072	$565,217

Loan-to-deposit ratio	72.23%	78.53%	74.73%
Percentage of checking deposits to total deposits	45.76%	51.08%	49.39%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	13.75%	13.04%	12.73%
Tier 1 capital to risk-weighted assets	13.97%	13.26%	12.95%
Risk-based capital to risk-weighted assets	15.23%	14.52%	14.21%
Tier 1 leverage capital ratio	11.32%	10.95%	10.83%
Tangible common equity ratio (2)	10.40%	10.46%	9.68%

(1) Capital information is preliminary for March 31, 2025
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Shareholders' equity	$602,306	$573,072	$565,217
Less: Intangible assets	12,740	12,870	13,282
Tangible common equity	$589,566	$560,202	$551,935

Total assets	$5,680,024	$5,370,196	$5,714,573
Less: Intangible assets	12,740	12,870	13,282
Tangible assets	$5,667,284	$5,357,326	$5,701,291

Tangible common equity ratio (1)	10.40%	10.46%	9.68%

(1)	Tangible common equity divided by tangible assets